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Exhibit 23.2

Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-88462) pertaining to the CRIIMI MAE Management, Inc. Retirement Plan and in the Registration Statements (Form S-8 Nos. 333-73100 and 333-90410) pertaining to the CRIIMI MAE Inc. 2001 Stock Incentive Plan of our report dated March 26, 2003 (except for Note 20, as to which the date is January 23, 2004), with respect to the 2002 consolidated financial statements of CRIIMI MAE Inc. for the year ended December 31, 2002 included in its Current Report on Form 8-K dated January 23, 2004, filed with the Securities and Exchange Commission.

Ernst & Young LLP

McLean, Virginia
January 27, 2004

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Exhibit 23.2